                                                                     EXHIBIT 4.8
                                                                     -----------

                                LETTER OF SUPPORT

     This Letter of Support, dated as of [__], 2005 (this "Letter"), is made by and between Celanese Corporation, a corporation duly organized under the laws of the State of Delaware ("Parent"), Celanese Europe Holding GmbH & Co. KG, a
limited partnership (Kommanditgesellschaft) organized and existing under the laws of the Federal Republic of Germany ("Bidco") and Celanese AG, a stock corporation (Aktiengesellschaft) organized and existing under the laws of the
Federal Republic of Germany ("CAG"). Parent, Bidco and CAG together hereinafter referred to as the "Parties".

     WHEREAS, Bidco is a wholly owned indirect subsidiary of Parent;

     WHEREAS, Bidco and CAG have entered into a domination and profit and loss transfer agreement dated June 22, 2004, which became operative on October 1,
2004 (the "Domination Agreement") under which Bidco is obliged to compensate CAG for an annual loss (Jahresfehlbetrag), if any, incurred by CAG during a fiscal year (the "Loss Compensation Obligation"); and

     WHEREAS, Bidco has on [           ] issued an instruction (Weisung),
attached hereto as Exhibit 1 to CAG under the Domination Agreement to [        ]
(the "Obligations"); and

     WHEREAS, Parent is willing to guarantee the Obligations to the extent set forth herein.

     NOW THEREFORE, in consideration of the mutual agreements contained in this
Letter and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Support of Obligations of Bidco and other Obligors. Parent guarantees to
CAG the due and prompt payment in full (and not merely the collectability) by
Obligors of any of the Obligations owing to CAG.

     2. Demands and Notice.

     (a) If any Obligor fails or refuses to pay any of the Obligations when due,
CAG may notify Bidco in writing of the manner in which Obligor has failed to pay and demand that payment be made by Obligor. If Obligor's failure or refusal to pay continues for a period of five (5) business days after the receipt date of
CAG's notice to Bidco, and CAG has elected to exercise its rights under this
Letter, CAG may make a demand upon Parent for the payment of such Obligations
(hereinafter referred to as a "Payment Demand"). A Payment Demand shall be in writing and shall reasonably specify in what manner and what amount of the
Obligations Obligor has failed to pay and an explanation of why such payment is due, with a specific statement that CAG is calling upon Parent to pay under this
Letter. A Payment Demand satisfying the foregoing requirements when delivered to
Parent shall be deemed sufficient notice to Parent that it must pay or otherwise satisfy (for example, by providing adequate security to CAG acceptable to CAG)
(hereinafter "otherwise satisfy")the Obligations identified in the Payment
Demand unless and to the extent they are subsequently paid by Obligor. A single
Payment Demand that complies with the terms of this Section 2 shall be effective as to any specific failure to pay during the continuance of such failure to pay,

until Obligor or Parent has cured such failure to pay, and additional Payment
Demands concerning such failure to pay shall not be required until such failure to pay is cured.

     (b) Parent shall pay or otherwise satisfy the Obligations identified in a
Payment Demand delivered under this Letter within five (5) business days upon the receipt of the Payment Demand or in the case the Obligation of Obligor has not yet become due within five (5) days after maturity of Obligor's Obligation.
Payments shall be made to the account notified by CAG in the Payment Demand.

     (c) Any Payment Demand or other notice to be given or made pursuant to this
Letter shall be accomplished by delivering or mailing the same to (with a copy by e-mail or facsimile) the same to the following addresses:

         Celanese Corporation
         1601 W. LBJ Freeway
         Dallas, TX 75234
         USA
         Attn: Curtis S. Shaw, Executive Vice President, General Counsel and
               Corporate Secretary
         Facsimile: 001 (972) 443-4461
         E-mail:  cshaw@celanese.com

         with a copy to:

         Celanese AG
         Frankfurterstra(beta)e 111
         61476 Kronberg (Taunus)
         Germany
         Attn:  Volker Stroh
         Corporate Finance & Cash Management

         Facsimile: 0049 69 305 89 975
         E-mail:  V.Stroh@celanese.com

     3. Information.

     (a) Parent undertakes, to the extent permitted under applicable law, to make available to CAG information that is reasonably required by CAG to determine whether or not the financial ability of Parent would be sufficient to fulfill its obligations under this Letter should any Obligor fail to pay the
Obligations within fourteen (14) calendar days after receiving a written request from CAG or without undue delay after the Parent is - after applying the due care of a prudent business man - reasonably concerned about its capability to fulfill its obligations under this Letter duly in assuming that any Obligor fails to pay the Obligations. Parent will keep itself informed as of the date hereof and in the future about the amount of Obligations due by Obligors' and about the financial capability of Obligors to fulfill their Obligations towards
CAG.

     (b) If CAG is - after applying the due care of a prudent business man -
reasonably concerned about Parent's ability to fulfill its obligations under this Letter, CAG shall be entitled to make a premature Payment Demand subject to the following provisions:

               (i) CAG shall notify its serious doubts to Parent in writing and
          CAG and Parent shall consult and discuss in good faith CAG's serious doubts and means to provide CAG

          with the required comfort regarding Parent's ability to fulfill its obligations under this Letter.

               (ii) If CAG and Parent are not able to either remove CAG's concerns or provide the required comfort, in each case satisfactory to
          CAG, within a reasonable period of time after such notification, CAG shall retain an independent investment banking or accounting firm of international standing mutually agreed between CAG and Parent to prepare a written report (A) assessing Parent's financial ability to fulfill its obligations under this Letter based on the information available to CAG and (B) stating whether such investment banking firm has serious doubts about Parent's ability to pay or otherwise satisfy the Obligations under this Letter (such written report, the "Financial
          Opinion").

               (iii) Should the Financial Opinion confirm CAG's serious doubts about Parent's ability to fulfill its obligations under this Letter,
          CAG shall retain a recognized German law firm which shall, based on the Financial Opinion, (x) advise CAG on its rights and obligations under (A) this Letter and (B) the Domination Agreement in case CAG received an instruction by Bidco under the Domination Agreement not to make a Payment Demand under this Letter would not be binding on CAG pursuant to Sec. 308 of the German Stock Corporation Act (AktG) (the
          "Legal Opinion").

               (iv) Upon receipt of the Financial Opinion and the Legal Opinion, including the confirmation pursuant to clause (iii)(y) above, CAG shall have, subject to having obtained the prior approval of the supervisory board of CAG, the right to make a Payment Demand requesting that Parent pay or otherwise satisfy all Obligations outstanding at such time, regardless of the fact whether or not such
          Obligations have fallen due at the time of the demand under this
          Section 3 (b).

     4. Third Party Beneficiaries. Nothing in this Letter, express or implied, is intended to confer on any person or entity other than the Parties hereto, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Letter.

     5. Governing Law; Jurisdiction and Venue. This Letter shall be governed by and construed in accordance with the laws of the State of New York. The parties hereby agree that any suit or proceeding arising out of or relating to this
Letter shall be brought in the Federal or State courts located in the Borough of
Manhattan in The City of New York, and hereby consent to the exclusive jurisdiction and venue in such courts.

     6. Counterparts. This Letter may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     7. Subrogation. Subject to the foregoing, upon payment by Parent of any amount hereunder, Parent shall be subrogated to the rights of CAG against
Obligor in respect of such payment, and CAG agrees to take such steps as Parent may reasonably request, at Parent's expense, to implement such subrogation.

     8. No Waiver. No failure or delay on the part of CAG to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by CAG of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.

     9. Termination. This Letter shall terminate and be of no further force and effect upon the earlier of (i) the date the Obligations have been fully paid or otherwise satisfied; (ii) the termination of the Domination Agreement, or (ii)
the mutual agreement of the Parties hereto; provided that in connection with any termination pursuant to the foregoing clause (ii) of this Section 9, such termination of this Letter shall not be effective unless (x) the Obligations which are outstanding at the time of the termination of the Domination Agreement have been fully paid or (y) Parent shall have otherwise satisfied all such
Obligations.

     10. Representations and Warranties.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to execute, deliver and perform this Letter.

     (b) The execution, delivery and performance of this Letter have been and remain duly authorized by all necessary corporate action and do not contravene any provision of law or of Parent's constitutional documents or any contractual restriction binding on Parent or its assets.

     (c) All consents, authorization, approvals, registrations and declarations required for the due execution, delivery and performance of this Letter have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect, and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

     (d) This Letter constitutes the legal, valid and binding obligation of
Parent enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     11. Waiver of Notice. Parent hereby waives any right to require that any action or proceeding be brought against Bidco or any other person.

     12. Waiver of Right to Trial by Jury. Each party hereby irrevocably waives any and all rights to trial by jury with respect to any legal proceeding arising out of or relating to this Letter or any Obligation.

                                    *  *  *

     IN WITNESS WHEREOF, Parent has duly executed this Letter of Support as of the date first written above.

                                           Celanese Corporation

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

                                           Celanese Europe Holding GmbH & Co. KG

                                           By: Celanese Europe Management GmbH

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

                                           Celanese AG

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title: